EXHIBIT 16.1



                     R. ANDREW GATELY & CO.

                  Certified Public Accountants




May 12, 1997



Securities and Exchange Commission
450 - 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs:

     We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 26, 1997, to be filed by our former client DynamicWeb Enterprises, Inc. We agree with the statements made in response to that item insofar as they relate to our firm.

Sincerely,


/s/ R. Andrew Gately & Co.

R. Andrew Gately & Co.
________________________________________________________________

 5030 Katella Avenue, Suite 224 - Los Alamitos, California 90720
      (310) 596-2622 - (714) 995-6535 - FAX (310) 596-4290